Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-258279 and No. 333-263961) on Form S-8 and (No. 333-266605) on Form S-3 of our report dated March 30, 2023, with respect to the consolidated financial statements of Candel Therapeutics, Inc.

/s/ KPMG LLP

Boston, Massachusetts

March 30, 2023